Exhibit 107

CALCULATION OF FILING FEE TABLES

Form F-1
(Form Type)

Holdco Nuvo Group D.G Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Primary Offering Holdco Ordinary Shares underlying Warrants	457(g)	13,223,440	(1)	$11.50	(2)	$152,069,560	$147.60 per $1,000,000.00	$22,445.47
	Equity	Secondary Offering Holdco Ordinary Shares	457(c)	22,080,502	(3)	$1.22	(4)	$26,938,212.40	$147.60 per $1,000,000.00	$3,976.08
	Equity	Warrants	457(c)	580,500	(5)	$0.022	(6)	$12,771	$147.60 per $1,000,000.00	$1.88
	Total Offering Amounts(7)					-		-	-	$26,423.43
	Total Fees Previously Paid					-		-	-	-
	Total Fee Offsets					-		-	-	-
	Net Fee Due					-		-	-	$26,423.43

(1)	Consists of 13,223,440 Ordinary Shares consisting of (i) 12,642,940 Ordinary Shares that may be issued upon exercise of warrants to purchase Ordinary Shares at an exercise price of $11.50 (the “Public Warrants”), and (ii) 580,500 Ordinary Shares that may be issued upon exercise of warrants issued to LAMF SPAC Holdings I LLC, and its transferees to purchase Ordinary Shares at an exercise price of $11.50 (the “Private Placement Warrants”).
(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(g) under the Securities Act of 1933, as amended, based on the price at which the Private Placement Warrants may be exercised.
(3)	Consists of up to 22,080,502 Ordinary Shares consisting of (a) 14,522,610 Ordinary Shares issued pursuant to the terms of the Business Combination Agreement (including Ordinary Shares issued or issuable upon the exercise of any other equity security issued pursuant to the terms of the Business Combination Agreement) as required pursuant to the Registration Rights Agreement and Ordinary Shares outstanding immediately after the Closing Date of the Business Combination, (b) 580,500 Ordinary Shares underlying Private Placement Warrants which were originally issued by LAMF and automatically converted into warrants to purchase our Ordinary Shares on the closing of the Business Combination, (c) 3,823,529 Ordinary Shares issued to the Interim Financing Investors pursuant to the Interim Financing Agreements, (d) 1,706,801 Ordinary Shares available for issuance upon conversion of the Bridge Financing Notes pursuant to the Bridge Financing, (e) 397,062 Ordinary Shares underlying the Bridge Financing warrants and (f) 1,050,000 Ordinary Shares that may become issuable pursuant to the Roth Addendum.
(4)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, based on the average of the high and low prices of the registrant’s Ordinary Shares on the Nasdaq Global Market on June 27, 2024, which was $1.22 per share.
(5)	Consists of 580,500 Private Placement Warrants.
(6)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, based on the average of the high and low prices of the registrant’s warrants on the Nasdaq Capital Market on June 27, 2024, which was $0.022 per warrant.
(7)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the securities being registered hereunder include such indeterminate number of additional securities as may be issuable to prevent dilution resulting of any stock dividend, stock split, recapitalization or other similar transaction.